EXHIBIT 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into effective as of January 5, 2005 (the “Effective Date”), between American Medical Systems, Inc., a Delaware corporation (the “Company”), and Douglas W. Kohrs (the “Executive”).

R E C I T A L S:

     WHEREAS, the Executive currently serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company and its parent corporation, American Medical Systems Holdings, Inc. (the “Parent Corporation”).

     WHEREAS, the Company and the Executive have entered into an Employment Agreement, dated as of April 23, 1999, as amended on April 17, 2000 and January 23, 2002 (as amended, the “Prior Agreement”), pursuant to which the Company employs the Executive.

     WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement to provide for the continued employment by the Company of the Executive as the Chairman of the Board of Directors of the Company and the Parent Corporation effective as of the Effective Date, on the terms and conditions set forth herein.

     NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     Section 1. Employment. The Company hereby agrees to continue to employ the Executive on the terms and subject to the conditions hereinafter set forth. The Executive shall serve as the Chairman of the Board of Directors of the Parent Corporation (the “Board” or “Board of Directors”) and the Company, and, in such capacity, shall continue to be an officer of the Parent Corporation and the Company and shall continue to report directly to the Board of Directors. The Executive shall have such duties as are typically performed by the chairman of the board of a public corporation, together with such additional duties, commensurate with the Executive’s position as the Chairman of the Board and former Chief Executive Officer, as may be assigned to the Executive from time to time by the Board of Directors. The Executive shall also serve as a member of the Board of Directors and shall have such duties, authority and responsibilities as shall be consistent therewith. The principal location of the Executive’s employment shall be at the Company’s principal executive office located in Minnetonka, Minnesota, although the Executive understands and agrees that he may be required to travel from time to time for Company business reasons.

     Section 2. Term. Unless terminated pursuant to Section 6 hereof, this Agreement shall be effective as of the Effective Date and shall continue during the period ending on the first anniversary of the Effective Date (the “Initial Term”). Thereafter, this Agreement shall automatically be renewed for consecutive periods of one year unless either party shall provide notice of termination not less than sixty (60) days prior to an anniversary the Effective Date. The Initial Term, together with any renewal term pursuant to this Section 2, is referred to herein as the “Employment Term.” The Employment Term shall terminate upon any termination of the Executive’s employment pursuant to Section 6.

     Section 3. Compensation. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

     (a) Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a base salary (the “Salary”) of $330,000 per annum through February 14, 2005 and $100,000 per annum thereafter during the term of this Agreement with increases, if any, as may be approved in writing by the Board of Directors or the Compensation Committee of the Board. The Salary shall be payable in accordance with the customary payroll practices of the Company as the same shall exist from time to time. In no event shall the Salary be decreased during the Employment Term.

     (b) Benefits. Except as otherwise provided in this Agreement, in addition to the Salary, the Executive shall be entitled during the Employment Term to participate in health, insurance, pension, retirement, disability, automobile and other benefit programs provided to the most senior executives of the Company on terms no less favorable than those available to such senior executives of the Company. The Executive shall also be entitled to the same number of vacation days, holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company’s policies in effect from time to time, except that the Executive shall be entitled to no less than five (5) weeks of vacation during each calendar year.

     Section 4. Exclusivity. During the Employment Term, the Executive shall devote such time to the business of the Company and its subsidiaries as is necessary to perform his duties hereunder, shall faithfully serve the Company and its subsidiaries, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board of Directors in accordance with the terms of this Agreement, and shall use his best efforts to promote and serve the interests of the Company and its subsidiaries. During the Employment Term, the Executive shall not engage in any other business activity that interferes in any material respect with the services to be provided by the Executive hereunder and shall not be employed by any other entity.

     Section 5. Reimbursement for Expenses. During the Employment Term, the Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

     Section 6. Termination and Default.

     (a) Death. The Executive’s employment shall automatically terminate upon his death and upon such event, the Executive’s estate shall be entitled to receive the amounts specified in Section 6(e) below.

     (b) Disability. If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, the Employment Term shall continue and the Company shall pay all compensation required to be paid to the Executive hereunder, unless the Executive is disabled such that the Executive would be entitled to receive disability benefits under the Company’s long-term disability plan, or if no such plan exists, the Executive is unable to perform the duties required of him under this Agreement for an aggregate of 180 days (whether or not consecutive) during any 12-month period during the term of this Agreement, in which event the Executive’s employment shall terminate.

     (c) Cause. The Company may terminate the Executive’s employment at any time, with or without Cause. In the event of termination pursuant to this Section 6(c) for Cause (as defined below), the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Cause which is the reason for such termination. Termination of the Executive’s employment hereunder shall be effective upon delivery of such notice of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s failure (except where due to a disability contemplated by subsection (b) hereof), neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by the Executive within 30 days of receipt by the Executive of written notice from the Board of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal, (ii) any willful or intentional act of the Executive that has the effect of injuring the reputation or business of the Company or its affiliates in any material respect; (iii) use of illegal drugs by the Executive or repeated drunkenness; (iv) conviction of the Executive for the commission of a felony; or (v) the commission by the Executive of an act of fraud or embezzlement against the Company.

     (d) Resignation. The Executive shall have the right to terminate his employment at any time by giving notice of his resignation.

     (e) Payments. In the event that the Executive’s employment terminates for any reason, the Company shall pay to the Executive all amounts and benefits accrued but unpaid hereunder through the date of termination in respect of Salary or unreimbursed expenses, including accrued and unused vacation. In addition, in the event the Executive’s employment is terminated by the Company without Cause, whether during or upon expiration of the current term of this Agreement, in addition to the amounts specified in the foregoing sentence, (i) the Executive shall continue to receive the Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination periodically, in accordance with the Company’s prevailing payroll practices, for a period of twelve (12) months following the date of such termination (the “Severance Term”) and (ii) to the extent permissible under the Company’s health and welfare plans, the Executive shall continue to receive any health and welfare benefits provided to him as of the date of such termination in accordance with Section 3(c) hereof during the Severance Term, on the same basis and at the same cost as during the Employment Term. Following the end of the Severance Term, the Executive shall be entitled to elect health care continuation coverage permitted under Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as if his employment had then terminated. In the event the Executive accepts other employment or engages in his own business prior to the last date of the Severance Term, the Executive shall forthwith notify the Company and the Company shall be entitled to set off from amounts and benefits due the Executive under this Section 6(e) the amounts paid to and benefits received by the Executive in respect of such other employment or business activity. Amounts owed by the Company in respect of the Salary or reimbursement for expenses under the provisions of Section 5 hereof shall, except as otherwise set forth in this Section 6(e), be paid promptly upon any termination. The payments and benefits to be provided to the Executive as set forth in this Section 6(e) in the event the Executive’s employment is terminated by the Company without Cause: (i) shall be lieu of any and all benefits otherwise provided under any severance pay policy, plan or program maintained from time to time by the Company for its employees, (ii) shall not be paid to the extent that Executive’s employment is terminated following a Change in Control under circumstances entitling the Executive to the benefits described in Section 6(f).

     (f) Change of Control Benefit. In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, as defined below, during the 12-month period immediately following a Change of Control, as defined below, whether during or upon expiration of the current term of this Agreement: (i) the Company shall pay to the Executive all amounts and benefits accrued but unpaid hereunder through the date of termination in respect of Salary or unreimbursed expenses, including accrued and unused vacation (less any applicable withholding or similar taxes), (ii) the Company shall pay to Executive a lump sum payment equal to (A) his total cash compensation for 2004, including base salary and bonus for 2004, whether paid in 2004 or 2005, if the Change in Control occurs on or before December 31, 2005 or (B) his Salary at the rate in effect hereunder on the date of such termination, if the Change in Control occurs after December 31, 2005 (in either case, less any applicable withholding or similar taxes) and (iii) to the extent permissible under the Company’s health and welfare plans, the Executive shall continue to receive, at the Company’s cost, any health and welfare benefits provided to him as of the date of such termination for the 12-month period following his termination of employment. Following the end of the 12-month period described in clause (iii) of the preceding sentence, the Executive shall be entitled to elect health care continuation coverage permitted under Sections 601 through 608 of ERISA as if his employment with the Company then terminated. In addition, in connection with or following a Change in Control, all unvested shares that are subject to outstanding options to purchase shares of common stock of Parent shall become vested and exercisable as provided in the agreement or certificate evidencing the applicable stock option.

     For purposes of this Agreement, “Change of Control” shall mean:

     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Parent Corporation, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the “Outstanding Parent Corporation Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Parent Corporation entitled to vote generally in the election of directors (the “Outstanding Parent

Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Parent Corporation or any “affiliate” of the Parent Corporation, within the meaning of 17 C.F.R. § 230.405 (an “Affiliate”), (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent Corporation or any Affiliate of the Parent Corporation, (z) any acquisition by any corporation or business entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (ii) of this Section 6(f) (persons and entities described in clauses (x), (y) and (z) being referred to herein as “Permitted Holders”); or

     (ii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Corporation Common Stock and Outstanding Parent Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Parent Corporation or all or substantially all of the Parent Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Corporation Common Stock and Outstanding Parent Corporation Voting Securities, as the case may be, and (B) no Person (excluding any Permitted Holder) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board of Directors of the Parent Corporation at the time of the execution of the initial agreement providing for such Business Combination; or

     (iii) Approval by the shareholders of the Parent Corporation of a complete liquidation or dissolution of the Parent Corporation; or

     (iv) The sale of at least 80% of the assets of the Parent Corporation to an unrelated party, or completion of a transaction having a similar effect; or

     (v) The individuals who on the date of this Agreement constitute the Board of Directors thereafter cease to constitute at least a majority thereof; provided that any person becoming a member of the Board of Directors subsequent to the date of this Agreement and whose election or nomination was approved by a vote of at least two-thirds of the directors who then comprised the Board of Directors immediately prior to such vote shall be considered a member of the Board of Directors on the date of this Agreement.

     For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s prior written consent, (i) a substantial diminution in the Executive’s authority, duties or responsibilities as in effect prior to the Change of Control, (ii) a change in the Executive’s reporting relationship such that he no longer reports to the Board of Directors, (iii) a reduction by the Company in the Executive’s base Salary as in effect immediately prior to the Change of Control or as thereafter increased, (iv) the failure by the Company to cover the Executive under employee benefit plans that, in the aggregate, provide substantially similar benefits to the Executive and/or his family and dependents at a substantially similar total cost to the Executive (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions, taxes and the like) relative to the benefits and total costs under such benefit plans in which the Executive (and/or his family or dependents) was participating at any time during the 90-day period immediately preceding the Change of Control, or (v) the Company’s requiring the Executive to be based at any office or location that is more than fifty (50) miles further from the office or location thereof immediately preceding a Change in Control; provided, however, Good Reason shall not include any of the circumstances or events described herein unless the Executive has first provided written notice of such circumstance or event and the Company has not corrected such circumstance or event within thirty (30) days of receipt by the Company of such written notice from the Executive.

     (g) Gross-Up Payment. If the Executive becomes entitled to payments and benefits following a Change in Control under Section 6(f) or the vesting of any stock options held by the Executive accelerate following a Change in Control pursuant to any stock option agreement or certificate, whether entered into on or after the date hereof, the Parent Corporation will cause its independent auditors promptly to review, at the Company’s sole expense, the applicability of Code Section 4999 to any payment or distribution of any type by the Company to or for the Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option agreement or otherwise (the “Total Payments”). If the auditor determines that the Total Payments result in an excise tax imposed by Code Section 4999 or any comparable state or local law, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), the Company will make an additional cash payment (a “Gross-Up Payment”) to the Executive within 10 days after such determination equal to an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, the Executive’s tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. If no determination by the Company’s auditors is made prior to the time the Executive is required to file a tax return reflecting the Total Payments, the Executive will be entitled to receive from the Company a Gross-Up Payment calculated on the basis of the Excise Tax the Executive reported in such tax return, within 10 days after the later of the date on which the Executive files such tax return or the date on which the Executive provides a copy thereof to the Company. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company’s independent auditors or reflected in the Executive’s tax return pursuant to this Section 6(g), the Executive will be entitled to receive from the Company the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority within 10 days after the Executive notifies the Company of such determination.

     (h) Survival of Operative Sections. Upon any termination of the Executive’s employment, the provisions of Sections 6(e), 6(f), 6(g) and 7 through 18 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

     Section 7. Secrecy and Non-Competition.

     (a) No Competing Employment. The Executive acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company’s business and assets and by his current employment with the Company and its subsidiaries, the Executive has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. Therefore, the Executive agrees that for the period commencing on the date of this Agreement and ending on the first anniversary of the termination of the Executive’s employment hereunder (such period is hereinafter referred to as the “Restricted Period”) with respect to any State in which the Company is engaged in business during the Employment Term, the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business activities if such activity consists of any activity undertaken or expressly contemplated to be undertaken by the Company or any of its subsidiaries or by the Executive at any time during the last three (3) years of the Employment Term. The foregoing restrictions contained in this Section 7(a) shall not prevent the Executive from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, so long as prior to accepting such employment the Company receives separate written assurances from the prospective employer and from the Executive, satisfactory to the Company, to the effect that the Executive will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company. During the Restricted Period, the Executive will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

     (b) Nondisclosure of Confidential Information. The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter, any information not in the public domain or generally known in the industry that the Company treats as confidential or proprietary, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company’s business or, if acquired following the Employment Term, such information which, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates, relating to the Company, its subsidiaries or affiliates, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or affiliates thereof. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of his employment.

     (c) No Interference. During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company or its subsidiaries, or otherwise directly interfere with the relationship of the Company or its subsidiaries with any person who, to the knowledge of the Executive, is employed by or otherwise engaged to perform services for the Company or its subsidiaries (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve-month period, a customer or client of the Company, its predecessors or any of its subsidiaries. The placement of any general classified or “help wanted” advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 7(c) unless the Executive’s name is contained in such advertisements or solicitations.

     (d) Inventions, etc. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Executive during the course of his employment for the Company. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Executive within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination. The foregoing requirements of this Section 7(d) shall not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, and (i) which does not relate directly to the Company’s business or to the Company’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work the Executive performed for the Company.

     Section 8. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that in the event of a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof, restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

     Section 9. Representations and Warranties of the Executive. The Executive represents and warrants to the Company as follows:

     (a) This Agreement, upon execution and delivery by the Executive, will be duly executed and delivered by the Executive and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Executive (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive. Without limiting the generality of the foregoing, the Executive is not a party to any non-competition, non-solicitation, no hire or similar agreement that restricts in any way the Executive’s ability to engage in any business or to solicit or hire the employees of any person.

     The representations and warranties of the Executive contained in this Section 9 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     Section 10. Representations and Warranties of the Company. The Company represents and warrants to the Executive as follows:

     (a) This Agreement, upon execution and delivery by the Company, will be duly executed and delivered by the Company and (assuming due execution and delivery hereof by the Executive) will be the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Company (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Company.

     The representations and warranties of the Company contained in this Section 10 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     Section 11. No Mitigation. The Executive will not be required to mitigate the amount of any benefits the Company becomes obligated to provide to the Executive under Section 6(f) or 6(g) by seeking other employment or otherwise. The benefits to be provided to the Executive under Section 6(f) or 6(g) may not be reduced, offset or subject to recovery by the Company by any benefits the Executive may receive from other employment or otherwise.

     Section 12. No Setoff. The Company has no right to setoff benefits owed to the Executive under Section 6(f) or 6(g) against amounts owed or claimed to be owed by the Executive to the Company under this Agreement or otherwise.

     Section 13. Disputes. If the Executive so elects, any dispute, controversy or claim arising under Section 6(f) or 6(g) will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided that the Executive may seek specific performance of the Executive’s right to receive benefits during the pendency of any dispute or controversy arising under Section 6(f) or 6(g). Judgment may be entered on the arbitrator’s award in any court having jurisdiction. If any dispute, controversy or claim for damages arising under Section 6(f) or 6(g) is settled by arbitration, the Company will pay, or if elected by the Executive, reimburse, all fees, costs and expenses incurred by the Executive related to such arbitration unless the arbitrators decide that the Executive’s claim was frivolous or advanced by the Executive in bad faith. If the Executive does not elect arbitration for any dispute, controversy or claim arising under Section 6(f) or 6(g) the Executive may pursue all available legal remedies. The Company will pay, or if elected by the Executive, reimburse the Executive for, all fees, costs and expenses incurred by the Executive in connection with any actual, threatened or contemplated litigation relating to Section 6(f) or 6(g) to which the Executive is or reasonably expects to become a party, whether or not initiated by the Executive, if the Executive is successful in recovering any benefit under Section 6(f) or 6(g) as a result of such action. The Company will not assert in any dispute or controversy with the Executive arising under Section 6(f) or 6(g) the Executive’s failure to exhaust administrative remedies.

     Section 14. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive’s heirs and the personal representatives of the Executive’s estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any of its subsidiaries or affiliates, but in such event such assignee shall expressly assume all obligations of the Company hereunder and the Company shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

     Section 15. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board of Directors. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

     Section 16. Severability and Governing Law. The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

     Section 17. Notices.

     (a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i) If to the Executive, at 7444 Shannon Drive, Edina, Minnesota 55439, or at such other address as the Executive may have furnished the Company in writing, and

(ii) If to the Company, at 10700 Bren Road West, Minnetonka, Minnesota 55343, marked for the attention of the Board of Directors, or at such other address as it may have furnished in writing to the Executive.

     (b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

     Section 11. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

     Section 12. Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement. The Prior Agreement is hereby amended and restated in its entirety by this Agreement.

     Section 13. Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement, which shall remain in full force and effect.

     Section 14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICAN	MEDICAL SYSTEMS, INC.

By:	/s/ Janet L. Dick

Name:	Janet L. Dick
Title:	VP Human Resources

By:	/s/ Douglas W. Kohrs

Douglas W. Kohrs

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